Exhibit 10.43

CERTAIN IDENTIFIED CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [●] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, IN COMPLIANCE WITH REGULATION S-K ITEM 601(b)(10).

3rd AMENDMENT TO SUPPLY AND MANUFACTURING AGREEMENT

and 6th AMENDMENT TO DEVELOPMENT AGREEMENT

This Amendment to the Supply and Manufacturing Agreement (the “3rd Amendment”) and to the Development Agreement (the “6th Amendment”), is made and entered into effective as of May 17, 2022 (“Effective Date”), by and between QBD (QS IP) Ltd, 28 Esplanade, St Helier, Jersey JE2 3QA, Channel Islands (“QUOTIENT”), and STRATEC SE, a stock corporation formed under the laws of the Federal Republic of Germany, having its principal place of business at Gewerbestraße 37, 75217 Birkenfeld-Graefenhausen, Germany (“STRATEC”). QUOTIENT and STRATEC each may be referred to herein individually as a “Party”, or collectively as the “Parties”.

RECITALS

A.
The Parties have entered into that certain Development Agreement, dated as of January 7th, 2014 and as amended from time to time (the “Development Agreement”), pursuant to which STRATEC has agreed to develop and manufacture for QUOTIENT a Instrument.
B.
The Parties have entered into that certain Supply and Manufacturing Agreement, dated as of December 19th, 2014 and as amended from time to time (the “Supply Agreement”), pursuant to which STRATEC has agreed to manufacture and supply QUOTIENT with quantities of the Instrument
C.
The Parties now desire to amend certain subjects of the Supply Agreement to reflect certain changes relating to the Parties’ rights and obligations under the Supply Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Defined Terms. Capitalized terms used herein without definition will have the meanings given to such terms in the Development Agreement and in the Supply Agreement

2. Changes. Per request of both Parties, QUOTIENT and STRATEC hereby agree that the 3rd and 6th Amendments shall amend respectively the Supply Agreement and the Development Agreement (including all Amendments) with the following sections:

Amendments to the Supply Agreement:

a.
Section 1.23 shall be deleted and fully replaced by this new section 1.23:

1.23
Term. As used herein, “Term” means the period for the manufacture and supply of the Instrument under this Agreement, which shall commence on November 1, 2017 and shall be terminable after twelve (12) months' written notice by either party however not before the Subsequent Minimum Commitment as defined in Section 5.0, has been purchased and fully paid for by QUOTIENT or such Initial and/or Subsequent Minimum Commitment has not been taken and paid, and shall continue for so long as QUOTIENT continues to place orders hereunder, subject to earlier termination as set forth in Article 13.

b.
Section 5 shall be supplemented with a new section 5.0

5.0 Exclusivity, Minimum Purchase Commitment. QUOTIENT agrees to exclusively order, purchase and fully pay for a minimum quantity of [●] units of the Instrument (hereafter referred to as the “Initial Minimum Commitment”) by [●]. If at the end of such period QUOTIENT has not purchased the Initial Minimum Commitment, section 5.2 shall apply.

The remaining [●] units from the original minimum Commitment of [●] units shall be exclusively ordered, purchased and fully paid for by [●] (hereafter referred to as the “Subsequent Minimum Commitment”). If at the end of such period QUOTIENT has not purchased the Subsequent Minimum Commitment, section 5.2 shall apply.

c.
Section 5.1 shall be deleted and fully superseded by this new section 5.1:

5.1 Forecast and time schedule.

Instead of a forecast regarding the [●] for the initial Minimum Commitment QUOTIENT has committed to the purchase order of [●] Instruments for the Initial Minimum Commitment by [●], attached as Attachment I to the 3rd Amendment.

Together with the purchase order for the Initial Minimum Commitment as set out in section 5.2 below, QUOTIENT will provide STRATEC with a general and reasonable schedule and timeline beginning [●] for the outstanding [●] of the Subsequent Minimum Commitment allowing for a continuous production by STRATEC and which shall be mutually agreed upon and attached to the 3rd Amendment as Attachment II.

For the Instruments covered by the Subsequent Minimum Commitment the following shall apply beginning with [●] and thereafter: during the first two (2) business days of each calendar quarter, such quarter to begin on the first day of January, April, July and October, QUOTIENT shall provide STRATEC with a regular rolling forecast for the twelve (12) month period following the quarter in which the regular rolling forecast is submitted. Each forecast shall include the anticipated number of Instruments and the desired delivery dates. QUOTIENT warrants that such forecasts shall have been prepared in good faith in order to facilitate STRATEC’s timely manufacture according to the terms of this Agreement.

The number of Instruments included in the first quarter of each regular rolling forecast shall be deemed to have been ordered by QUOTIENT on a binding basis (Firm Purchase Order). The number of Instruments included in the second quarter of each regular rolling forecast shall be deemed to be a commitment to order at [–50%/+50%] of those Instruments (by including them in the first quarter of the next rolling forecast). The number of Instruments included in the third and fourth quarter of each regular rolling forecast shall be non-binding on either Party and will be provided for planning purposes only.

It being understood between the Parties that any given forecast must total a minimum number of [●] Instruments per calendar year starting from [●], ordered, taken and paid for by QUOTIENT in order to allow for a continuous manufacturing by STRATEC. Said number of Instruments may not fall below such [●] Instruments per calendar year starting from [●] and until the Subsequent Minimum Commitment has been ordered, taken and paid (and/or compensated in full per section 5.2).

d.
Section 5.2 shall be deleted and fully superseded by this new section 5.2:

5.2 Purchase Orders.

Initial Minimum Commitment. The Parties agree that QUOTIENT placed the purchase order for such Initial Minimum Commitment attached as Attachment 1 to the 3rd Amendment, indicating the quantity of Instruments to be delivered and the requested delivery date (hereinafter the [●] Units Purchase Order). STRATEC shall confirm, in writing delivered by facsimile transmission or electronic mail to QUOTIENT, receipt of the [●] Units Purchase Order (and of any subsequent additional purchase order that QUOTIENT may need to place) within five (5) business days of receipt. STRATEC´s confirmation of the proposed delivery schedule shall be made within four (4) weeks in good faith but will be contingent upon, including but not limited to, long lead items and overall supply shortages which may lead to a reasonable counterproposal to QUOTIENT setting forth a revised delivery schedule.

For clarification the [●] Units Purchase Order includes the [●] order of [●] Instruments sent in December 2021 by QUOTIENT to STRATEC.

Nonfulfillment of the Initial Minimum Commitment.

In the case where QUOTIENT fails to take and pay the Initial Minimum Commitment by the end of [●], QUOTIENT shall pay STRATEC as satisfaction and compensation in full of the Initial and Subsequent Minimum Commitments, an amount equal to [●] percent of the Transfer Price referred to in Section 6.1 multiplied by the number of Instruments missing to fulfill the Initial and the Subsequent Minimum Commitment not ordered, taken and paid for by QUOTIENT (less any amount already paid as down-payment or otherwise and not yet credited against invoices for Instruments taken and paid).

For clarification a payment for a missing Instrument shall not be due by QUOTIENT (i) if the reason for such missing Instrument is due to STRATEC´s sole inability to deliver the Instrument that QUOTIENT ordered in compliance with the 3rd Amendment for the Initial Minimum Commitment and/or (ii) for missing Instruments that QUOTIENT ordered in compliance with the 3rd Amendment for the Initial Minimum Commitment and that STRATEC scheduled for delivery starting [●] and thereafter.

Subsequent Minimum Commitment. QUOTIENT will provide STRATEC with purchase orders reflecting the binding forecasts according to section 5.1. STRATEC shall confirm, in writing delivered by facsimile transmission or electronic mail to QUOTIENT, receipt of each purchase order within five (5) business days of receipt. STRATEC´s confirmation of the proposed delivery schedule shall be made within four (4) weeks in good faith but will be contingent upon, including but not limited to, long lead items and overall supply shortages which may lead to a reasonable counterproposal to QUOTIENT setting forth a revised delivery schedule.

Nonfulfillment of the Subsequent Minimum Commitment.

Except if compensated in full as provided above, at the end of each year, beginning with end of [], the Parties will evaluate the actual numbers of Instruments taken and paid by QUOTIENT for such prior 12-month period. Should such number fall below [●] Instruments as set out in section 5.1, QUOTIENT shall pay STRATEC [●] percent of the then current Transfer Price of the Instrument missing below [●] Instruments. After such payment the compensated number of Instruments will be deducted from the overall number of the Subsequent Minimum Commitment. For clarification a payment for a missing Instrument shall not be due by QUOTIENT if the reason for such missing

Instrument is due to STRATEC’s sole inability to deliver a total of [●] Instruments before calendar year end that were otherwise ordered by QUOTIENT according to the 3rd Amendment.

e.
Section 5.3 shall be deleted:

5.3 Intentionally omitted.

f.
Sections 6.1- 6.3 shall be amended and fully superseded by these new sections 6.1-6-3:

1.1
Pricing. The price of the Instrument shall be Euros [●] per unit for quantities up to the Subsequent Minimum Commitment.

1.2
Price List, Price Adjustments. The prices at which STRATEC shall sell the spare parts for the Instrument to QUOTIENT are set forth in Exhibit 1 as amended from time to time. STRATEC shall have the right to request, in good faith, adjustments to such prices, as a result of documented and significant increases in material and labor costs that cannot be otherwise offset. The Parties agree that such requests for price adjustments shall occur no more frequently than semi-annually, shall be based on the documented increases and shall not exceed 5% of the then current spare part transfer price unless Article 4.1.2 is applicable. One year prior to the end of the Initial Minimum Commitment applicable earliest [●] the Parties further agree to undergo good faith discussion for a price adjustment to the price for the Instrument, upwards or downwards as the case may be, taking into consideration the run rate, material cost and labor costs. The Parties agree that such requests for price adjustments shall occur no more frequently than every two (2) years and shall be based on the documented increases and shall not exceed 5% of the then current Instrument Transfer Price unless Article 4.1.2 is applicable.

1.3
Payment. Initial Minimum Commitment: After receipt of the purchase order covering the [●] Instruments as set out in section 5, STRATEC will issue an invoice to QUOTIENT for a down payment of [●] euros for said [●] Instruments. Such invoice shall be split with the first payment of 50% being due within two business days after the date of invoice by STRATEC and the second payment of the remaining 50% being due in July 2022. If the second payment is overdue by more than thirty (30) days, QUOTIENT shall pay to STRATEC the sum of [●] as a penalty.

The remaining payment sum of [●] euros of said [●] Instruments will be invoiced pro rata with the individual Instruments upon EXW Birkenfeld (INCOTERMS 2020) shipment of the Instrument in accordance with this Agreement.

Subsequent Minimum Commitment and thereafter: STRATEC shall invoice QUOTIENT for each Instrument upon EXW Birkenfeld (INCOTERMS 2020) shipment of the Instrument in accordance with this Agreement. All STRATEC invoices shall be paid by QUOTIENT within thirty (30) days of the date of STRATEC’s invoice.

Amendments to the Development Agreement:

Development Cost. The previously agreed upon monthly fee covering ongoing development activities by STRATEC pursuant to paragraph 2.c) of Amendment 5 to the Development Agreement, shall be set at [●] per month, effective upon the Effective Date and based on the current team size. If adjustments become necessary, the parties will consider the average team size over a three (3) month period in good faith. In addition, the parties commit to conduct a documentary review once per twelve-month period of the costs and supporting activities comprising the monthly development fee and to adjust such fee through good faith discussions as may be necessary based on development needs and timelines.

All Sections of the Development and Supply Agreement not amended or deleted by this 3rd and 6th Amendment shall remain in full force.

ATTACHMENT I – Purchase Order - Initial Minimum Commitment

ATTACHMENT II – Indicative Schedule and timeline - Subsequent Minimum Commitment

ATTACHMENT III – STRATEC Draft Invoice for Down Payment on Instrument

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date written above.

QBD (QS IP) Ltd STRATEC SE

By: /s/ Ali Kiboro By: /s/ Dr. Robert Siegle

Name: Ali Kiboro Name: Dr. Robert Siegle

Title: Director Title: CFO

STRATEC SE

By: /s/ Dr. Claus Vielsack

Name: Dr. Clause Vielsack

Title: CTO

ATTACHMENT I – Purchase Order - Initial Minimum Commitment

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ATTACHMENT II – Indicative Schedule and timeline - Subsequent Minimum Commitment

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ATTACHMENT III – STRATEC draft Invoice for Down Payment on Instrument

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